Exhibit 10.1

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CHANGE IN CONTROL SEVERANCE PROGRAM
This Change in Control Severance Program (this “Program”) is effective as of January 1, 2025 (the “Effective Date”).
This Program is designed to provide selected officers and key employees of Integra LifeSciences Holdings Corporation (the “Company”) with certain benefits upon a Qualifying Termination in connection with a Change in Control (each as defined below). The Company believes that it is in the Company’s best interests to provide the benefits described herein in order to, in the event of a Change in Control, ensure fair treatment of its officers and key employees and provide incentives for their continued service and performance.
1.Definitions. For purposes of this Program, the following terms shall have the following meanings:
(a)“Base Amount” means the greater of the Participant’s annual base salary (i) at the rate in effect as of immediately prior to the Participant’s Qualifying Termination and (ii) at the rate in effect immediately prior to the Change in Control.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” means (i) the Participant’s neglect of duties or responsibilities that the Participant is required to perform for the Company or any willful failure by the Participant to obey a lawful direction of the Board or the Company; (ii) the Participant’s engaging in any act of dishonesty, fraud, embezzlement, misrepresentation or other act of moral turpitude; (iii) the Participant’s knowing violation of any federal or state law or regulation applicable to the Company’s business; (iv) the Participant’s material breach of any confidentiality, non-compete agreement or invention assignment agreement or any other material agreement between the Participant and the Company; (v) the Participant’s conviction of, or plea of guilty or nolo contendere to, any felony or crime of moral turpitude, which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries; (vi) failure by the Participant to comply with the Company’s material written policies or rules; or (vii) the Participant’s act or omission in the course of the Participant’s employment that constitutes gross negligence or willful misconduct.
(d)“Change in Control” means
(i)An acquisition (other than directly from the Company or as described in Section 1(d)(v) below) of any voting securities of the Company (“Voting Securities”) by any “Person” (as such term is used for purposes of section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an affiliate thereof, or any corporation owned by the Company;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any Person or group for purposes of this subclause (i): an acquisition of the Company’s securities by the Company which causes the Company’s Voting Securities beneficially owned by a Person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities.
(ii)The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that if the election, or nomination for election by the stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the members of the Board who constitute Incumbent Board members (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), such new directors shall for all purposes be considered as members of the Incumbent Board as of the Effective Date, provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(iii)Consummation by the Company of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of (I) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (II) if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination); and (B) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination;
(iv)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or
(v)Acceptance by the stockholders of the Company of shares in a share exchange in respect of shares of the Company representing more than fifty percent (50%) of the combined voting power of all of the then outstanding Voting Securities, if the stockholders of the Company immediately before such share exchange do not own, directly or indirectly, immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in subsection (i), (ii), (iii), (iv) or (v) with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Code Section 409A.
(e)“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.
(f)“Committee” means the Compensation Committee of the Board (including any successor).
(g)“Good Reason” means, without the express consent of the Participant, the occurrence of any of the following: (i) a material diminution in the Participant’s authority, duties or responsibilities or the assignment of duties to the Participant that are materially inconsistent with the Participant’s position with the Company, other than where the Participant retains the same or substantially the same position, authority, duties and responsibilities with respect to the Company’s business or portion of the combined company consisting of the Company’s business as were in effect immediately prior to the Change in Control; (ii) a material reduction in the Participant’s base salary or the Participant’s annual short-term cash incentive opportunity, provided that it is not a result of an across the board reduction or part of an across the board pay mix change; or (iii) a change in the geographic location at which the Participant must perform services to a location that is more than fifty (50) miles from (x) the location at which the Participant normally performs such services and (y) the location at which the Participant resides as of the Effective Date, provided, that the Participant’s resignation shall only constitute a resignation for Good Reason if (x) the Participant provides the Company with a notice of termination for Good Reason within sixty (60) days after the initial existence of the facts or circumstances constituting Good Reason, (y) the Company has failed to cure such facts or circumstances within thirty (30) days after receipt of the notice of termination, and (z) the date of termination occurs no later than ninety (90) days after the initial occurrence of the facts or circumstances constituting Good Reason.
For purposes of this Program, “Good Reason” shall have the meaning set forth above and, for the avoidance of doubt, the foregoing definition shall not apply for purposes of any other agreement between the Company and the Participant.
(h)“Participant” means an officer or key employee of the Company whom the Committee has determined will participate in this Program.
(i)“Qualifying Termination” means (i) a termination by the Participant of the Participant’s employment with the Company for Good Reason, or (ii) a termination by the Company of the Participant’s employment with the Company without Cause, in either case, on or within two (2) years after the occurrence of a Change in Control and so long as such Change in Control occurs during the Term (as defined below). Neither a termination of the Participant’s employment due to disability nor a termination of the Participant’s employment due to death shall constitute a Qualifying Termination.
(j)“Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.
(k)“Severance Multiple” means one-and-one-half (1.5), except in the cases of the Chief Operating Officer and the Chief Financial Officer, for whom the Severance Multiple means two (2).

(l)“Target Bonus” means the Participant’s target short-term cash incentive for the year in which the Qualifying Termination occurs.
2.Term. The term of this Program (the “Term”) shall be for a period beginning on the Effective Date and ending on December 31, 2025; provided that, the Committee may extend the Term of the Program for one (1) year periods in its discretion. Notwithstanding the preceding sentence, upon the occurrence of a Change in Control during the Term, the Term shall automatically be extended until the two (2) year anniversary of the date on which the Change in Control occurs, provided that if the Participant incurs a Qualifying Termination during the Term of this Program, the Term shall be further automatically extended for such additional period as necessary to provide that each party’s rights and obligations are fully satisfied hereunder.
3.Obligations of the Company.
(a)If the Participant has a Qualifying Termination, the Participant shall be entitled to receive the Participant’s fully earned but unpaid base salary, through the date of the Participant’s Qualifying Termination at the rate then in effect (the “Accrued Obligations”). In addition, subject to Sections 3(c), 3(g) and 4 below, if the Participant has a Qualifying Termination, the Participant shall be entitled to receive:
(i)Severance pay in an amount equal to the sum of (A) the Severance Multiple times the sum of the Base Amount and the Target Bonus and (B) a pro rata portion of the Participant’s Target Bonus for the partial fiscal year in which the Qualifying Termination occurs (prorated based on the number of days in the fiscal year in which the Qualifying Termination occurs through the termination date), payable in cash in a lump sum on the sixtieth (60th) day following the date of such Qualifying Termination;
(ii)During the period commencing on the effective date of the Qualifying Termination and ending on the earlier of (A) the eighteen (18)-month anniversary thereof, or (B) the date on which the Participant ceases to be eligible for COBRA continuation coverage (the “COBRA Period”), subject to the Participant’s valid election to continue healthcare coverage under Code Section 4980B, the Company shall continue to provide the Participant and the Participant’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Participant as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the termination date, provided, however, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover the Participant under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company-paid portion of the premium under such plans shall thereafter be paid to the Participant in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof);
(iii)For a period of up to twelve (12) months following the date of termination, the Participant shall be provided, at the Company’s expense, with outplacement services selected by the Company consistent with industry practice; and
(iv)To the extent a Qualified Termination occurs and the Participant has not yet received his or her short term annual cash bonus for his or her prior year performance with the Company, the Participant shall still receive such short term annual cash bonus for prior year performance at the time non-terminated employees receive such short term annual cash bonus if such payment is due.

(b)Change in Control; Other Terminations. In the event of a Change in Control and/or any termination of employment of the Participant, all outstanding unvested equity or equity-based awards granted under any equity compensation plans of the Company shall be treated in accordance with the terms and conditions set forth in the applicable equity award agreement and equity compensation plan. In addition, upon the Participant’s termination of employment for any reason other than a Qualifying Termination, the Company shall not have any other or further obligations to the Participant under this Program (including any financial obligations), except that the Participant shall be entitled to receive the Accrued Obligations.
(c)Release. As a condition to the Participant’s receipt of any amounts set forth in Section 3(a)(i) - (iv) above, the Participant shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit A (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of the Participant’s Qualifying Termination.
(d)Exclusive Remedy; Other Arrangements. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Participant’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of the Participant’s employment shall cease upon such termination. The severance payments and benefits provided for in Section 3(a)(i) - (iv) above are not intended to duplicate any severance payments and/or benefits that the Participant is or may become entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates (collectively, “Other Arrangements”). Therefore, in the event that the Participant becomes entitled to receive the severance payments and benefits provided under Section 3(a)(i) - (iv) of this Program, the Participant shall receive the amounts provided under Section 3(a)(i) - (iv) of this Program and shall not be entitled to receive any severance payments or benefits pursuant to any Other Arrangements.
(e)No Mitigation. The Participant shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by the Participant as the result of employment by another employer or self-employment or by retirement benefits.
(f)Return of the Company’s Property. If the Participant’s employment is terminated for any reason, the Company shall have the right, at its option, to require the Participant to vacate the Participant’s offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of the Participant’s employment in any manner, as a condition to the Participant’s receipt of any post-termination benefits described in this Program, the Participant shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Upon the Company’s request, the Participant shall deliver to the Company a signed statement certifying compliance with this Section 3(f) prior to the receipt of any post-termination benefits described in this Program.
(g)Parachute Payments.
(i)It is the objective of this Program to maximize the Participant’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Program are subject to excise tax under Code Section 4999. Notwithstanding any other provisions of this Program, in the event that any payment or benefit by the Company or otherwise to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Program or otherwise (all such payments and benefits, including the payments and benefits under Section 3(a) or 3(b) above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the payments and benefits shall thereafter be reduced in accordance with Section 3(g)(ii) below, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(ii)To the extent required under Section 3(g)(i) above, the Total Payments shall be reduced by the Company in the following order: (A) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Code Section 409A, (B) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Code Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Code Section 409A, (C) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Code Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Code Section 409A and (D) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Code Section 409A.
(iii)All determinations regarding the application of this Section 3(g) shall be made by an accounting firm with experience in performing calculations regarding the applicability of Code Section 280G and the Excise Tax selected by the Company (“Independent Advisors”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account, (B) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Section Code 280G(b)(3)) allocable to such reasonable compensation and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4). The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
(h)Withholding. All compensation and benefits to the Participant hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
4.Confidentiality, Restrictive Covenants and Proprietary Rights. The Participant acknowledges that during the course of performing services for the Company, the Participant shall have substantial access to trade secrets and other confidential information of the Company and its subsidiaries. In consideration of and in connection with the participation in this Program, each Participant shall be subject to the Confidentiality, Invention Disclosure and Non-Compete terms set forth in this Section 4 (the “Restrictive Covenants”) in part to restrict the disclosure by the Participant of such trade secrets and other confidential information. The Company shall be entitled to cease all severance payments and benefits to the Participant in the event of the Participant’s breach of the Restrictive Covenants and/or any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement between the Participant and the Company, which covenants are hereby incorporated by reference into this Program.
(a)Confidential Information. The Participant shall not directly or indirectly use or disclose any technical data, trade secrets, know-how, research, product or business plans, formulae, processes, products, services, projects, proposals, customer lists and customers (including, but not limited to, customers of the Company on whom the Participant calls or with whom the Participant becomes acquainted during the term of the Participant’s employment), markets, software, developments, Inventions (as defined in Section 4(b) below), processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information created by the Participant during employment with the Company or disclosed to the Participant by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property (collectively, “Confidential Information”), for the benefit of anyone other than the Company, either during or after the term of the Participant’s employment with the Company, without written authorization of the President and CEO of the Company or his designee. The Participant shall return to the Company all such Confidential Information in his or her possession upon the termination of employment. For the avoidance of doubt, nothing in this Program limits, restricts or in any other way affects any Participant’s communicating with any governmental agency or entity concerning matters relevant to the governmental agency or entity. No confidentiality or other obligation owed the Company prohibits any Participant from reporting possible violations of U.S. Federal law or regulation to any governmental agency or entity under any whistleblower protection provision of U.S. Federal or U.S. State law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002) or requires any Participant to notify the Company of any such report. In making any such report, however, the Participant is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege.
(b)Inventions. The Participant shall promptly make full written disclosure to the Company (or any persons designated by it), shall hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, without further compensation, all right, title, and interest in and to any and all inventions, original works of authorship, discoveries, design improvements, processes, trade secrets, trade know-how and all other intellectual property, whether or not patentable or registrable under patent, copyright or similar laws, and any and all rights and benefits resulting therefrom, that (i) relate to the business of the Company or any other company or person with which the Company is doing business or that relate to experimental work that the Company is doing or (ii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Inventions”), which the Participant may solely or jointly conceive of, develop or reduce to practice during the period of time from the date of participation in this Program until the Participant’s employment with the Company is terminated. All such Inventions and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns. All original works of authorship which are made by the Participant (solely or jointly with others) within the scope of the Participant’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent that the Participant has not done so previously, and in consideration of the Participant’s continued employment with the Company, the Participant hereby assigns to the Company any and all Inventions which were made by the Participant during employment with Company up to the effective date of this Program (collectively, “Prior Inventions”). The Participant assigns all right, title and interest in and to all Prior Inventions to the Company and shall execute any and all documents necessary to affect such assignment. The Participant shall assist Company, at Company’s sole expense, to obtain patents, copyrights or trademarks, as the case may be, on all such Inventions deemed patentable, copyrightable or trademarkable by Company and shall execute all documents and do all things necessary to obtain letters patent, copyrights and trademarks, vest in the Company full and exclusive title thereto, and protect the same against infringement by others.
(c)Non-Competition; Non-Solicitation. The Participant shall not, during the Participant’s employment at the Company and for a period of one year immediately following the termination of the Participant’s employment with the Company for any reason (whether voluntarily or involuntarily), either directly or indirectly, on the Participant’s behalf or in the service or on behalf of others:
(i)whether alone or as a partner, officer, director, consultant, agent, employee, contractor, or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity conducted or operated in the United States, Canada and internationally which is or may be competitive with, or render services to any firm or business organization which competes or which plans to compete with, the Company in the products or services being published, manufactured, marketed, distributed, planned in writing or developed by the Company at the time of termination of such employment;
(ii)entice or induce any customer, vendor, distributor, OEM manufacturer or employee of the Company to become a client, customer, OEM, distributor or reseller of any other person, firm or corporation with respect to products and/or services then sold or under development by the Company or competitive with products and/or services then sold or under development by the Company, or to cease doing business with the Company, and shall not contact or approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or
(iii)solicit, recruit or hire (or attempt to solicit, recruit or hire) any employee of the Company (whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or at-will) to terminate such person’s employment with the Company, work for a third party other than the Company, work in self-employment or as an independent contractor, or engage in any activity that would cause any such employee to violate any agreement with the Company.
The Company shall be deemed to compete in the United States, Canada and internationally in those segments of the medical devices industry in which the Company shall be engaged in business during the Participant’s employment with the Company and as of the date of termination of this Program, and the Participant shall not engage in any of the activities proscribed in this Section 4(c) in such segments in the United States, Canada and internationally for the time periods set forth in this Section 4(c). If the Participant violates or is in breach of any provision of this Section 4(c), then the provisions of this Section 4(c) shall be applicable to him for an additional period of one year after the date of such violation or breach.
5.At-Will Employment Relationship. Except as may be expressly provided in an applicable Other Arrangement, the Participant’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either the Participant or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by the Participant and an authorized representative of the Company. Nothing in this Program is intended to or should be construed to contradict, modify or alter this at-will relationship.
6.General Provisions.
6.1Program Administration. The Program shall be interpreted, administered and operated by the Committee, which shall have the complete authority, in its sole discretion, subject to the express provisions of the Program, to interpret the Program, adopt any rules and regulations for carrying out the Program as may be appropriate and decide any and all matters and make any and all determinations arising under or otherwise necessary or advisable for the administration of the Program. All interpretations and decisions by the Committee shall be final, conclusive and binding on all parties affected thereby. Notwithstanding the foregoing, the Committee shall have the right to delegate to any individual member of the Committee or to any executive of the Company any of the Committee’s authority under the Program; provided, that no person shall act as Program administrator in any matter directly relating to his or her eligibility or amount of severance and/or benefits under the Program.
6.2Successors and Assigns. The rights of the Company under this Program may, without the consent of the Participant, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company shall assume and perform this Program in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Program, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Program by operation of law or otherwise. The Participant shall not be entitled to assign any of the Participant’s rights or obligations under this Program. This Program shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.3Severability. In the event any provision of this Program is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
6.4Interpretation; Construction. The headings set forth in this Program are for convenience only and shall not be used in interpreting this Program. Either party’s failure to enforce any provision of this Program shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Program.
6.5Governing Law. This Program will be governed by and construed in accordance with the laws of the United States and the State of New Jersey applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

6.6Arbitration and Equitable Relief. Except as set forth in the last two sentences of this paragraph, any dispute or controversy arising out of this Program, or relating to any interpretation, construction, performance or breach of this Program, shall be settled by an expedited arbitration to be held in Middlesex County, New Jersey, in accordance with the National Rules of the American Arbitration Association (then in effect) governing employment disputes, subject to the provisions of this Section 6.6. The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Program. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Participant acknowledges that it would be impossible or inadequate to fully measure and calculate the Company’s damages from any breach of the covenants set forth in Section 4 of this Program. Accordingly, in the event of a Participant’s breach any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Program.
6.7Notices. Any notice required or permitted by this Program shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by e-mail, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Participant at the Participant’s most recent address on the records of the Company and to the Company at its principal place of business, or such other address as either party may specify in writing.
6.8Survival. Sections 1 (“Definitions”), 3 (“Obligations of the Company”), 4 (“Confidentiality, Restrictive Covenants and Proprietary Rights”), and 6 (“General Provisions”) of this Program shall survive termination of the Participant’s employment with the Company.
6.9Entire Agreement. This Program, the Restrictive Covenants and any other covenants and agreements incorporated herein by reference, as set forth in Section 4 above, together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other Arrangements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 3(d) above.
6.10Code Section 409A.
(a)To the extent applicable, this Program shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Program to the contrary, if the Company determines that any compensation or benefits payable under this Program may be subject to Code Section 409A, the Company may adopt such amendments to this Program or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Code Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Program from Code Section 409A, and/or (ii) comply with the requirements of Code Section 409A; provided, however, that this Section 6.10(a) shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. For purposes of Code Section 409A, each payment made under this Program shall be treated as a separate payment.
(b)If the Participant is a “specified employee” (as defined in Code Section 409A), as determined by the Company in accordance with Code Section 409A, on the date of the Participant’s Separation from Service, to the extent that the payments or benefits under this Program are subject to Code Section 409A and the delayed payment or distribution of all or any portion of such amounts to which the Participant is entitled under this Program is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), then such portion delayed pursuant to this Section 6.10(b) shall be paid or distributed to the Participant in a lump sum on the earlier of (i) the date that is six (6)-months and one day following the Participant’s Separation from Service, (ii) the date of the Participant’s death or (iii) the earliest date as is permitted under Code Section 409A. Any remaining payments due under this Program shall be paid as otherwise provided herein.
(c)To the extent that any payments or reimbursements provided to the Participant under this Program are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the amount of payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
6.11Termination; Amendment. The Committee may terminate or amend this Program at any time, provided that, in the event such termination or amendment is determined by the Committee to be material and adverse to a Participant, the Committee shall provide six (6) months’ prior written notice to such Participant, provided further, that the Committee may not amend the Program in a manner that is adverse to a Participant during the two (2) years following a Change in Control. The Committee may, at any time, amend the Program in any manner it determines in good faith is necessary or appropriate to comply with applicable law, including as set forth in Section 6.10(a).
6.12Source of Funds. Amounts payable to the Participant under this Program shall be from the general funds of the Company. The Participant’s rights to unpaid amounts under this Program shall be solely those of an unsecured creditor of the Company.

EXHIBIT A

AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (this “Agreement”) is made and entered into by and between _________ (“Releasor”) and Integra LifeSciences Corporation (“the Company”).
WHEREAS, the Company has decided to terminate Releasor’s employment relationship by way of Releasor’s involuntary termination from employment effective ____________; and
WHEREAS, Releasor and the Company wish to enter into this Agreement which settles fully and finally any and all differences and matters between them.
IT IS HEREBY AGREED by and between Releasor and the Company as follows:
1.Releasor, for and in consideration of the Company’s undertakings set forth herein, and intending to be legally bound, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and its parent, subsidiary and affiliated entities, its and their respective officers, directors, employees and agents, and its and their predecessors, successors and assigns, heirs, executors and administrators, of and from any and all manner of legally waivable actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which Releasor ever had, now has, or hereafter may have, or which Releasor’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of the world to the effective date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Releasor’s employment relationship and the termination of Releasor’s employment relationship with the Company, including any claims which Releasor may have under federal, state or local laws, rules and regulations, including but not limited to, the New Jersey Law Against Discrimination (NJSA 10:5-1 et seq.); New Jersey Conscientious Employee Protection Act (NJSA 34:19-1 et seq.); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act (“FMLA”), the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., any state or federal common law contract or tort claims now existing or hereafter recognized, including but not limited to breach of contract, promissory estoppel, equitable estoppel, misrepresentation or wrongful discharge, and all claims for counsel fees and costs.
2.In full consideration of Releasor’s signing this Agreement, and Releasor’s agreement to be bound by its terms, the Company will:
(a)pay to Releasor the gross sum of __________________ ($__________), less all payroll withholding taxes and other deductions required by law, in a lump sum payment made on the sixtieth (60th) day following Releasor’s termination of employment, pursuant to the Company’s Change in Control Severance Program;
(b)in response to inquiries from prospective employers, state only Releasor’s dates of employment, positions held and that the position was eliminated. Releasor will direct all such inquiries to the Work Number at (866) 604-6572;
(c)Provide Releasor and Releasor’s eligible dependents with coverage under its group health plans at the same levels and the same cost to Releasor as would have applied if

Releasor’s employment had not been terminated based on Releasor’s elections in effect on the termination date, in accordance with the terms and conditions set forth in the Company’s Change in Control Severance Program; and
(d)provide Releasor with outplacement services, as selected by the Company, for a period of _____ months, payment for which shall be paid by Company directly to the service provider.
3.It is expressly agreed and understood that neither the Company nor its affiliated entities has, or will have, any obligation to provide Releasor at any time in the future with any payments, benefits or considerations other than those recited in Paragraph 2 above, except for any reasonable claims for vested benefits under the terms of any of the Company’s employee benefit plans. In addition, notwithstanding anything to the contrary contained herein, this Agreement shall not operate to release any rights or claims of Releasor (i) to payments or benefits under Section 2 above, (ii) to payments or benefits under any equity award agreement between Releasor and the Company, (iii) to accrued or vested benefits Releasor may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Releasor and the Company or under the bylaws, certificate of incorporation of other similar governing document of the Company or (vi) to any claims which cannot be waived by an employee under applicable law.
4.Releasor agrees and acknowledges that the agreement by the Company described herein is not and shall not be construed to be an admission of any violation of any federal, state or local law, rule or regulation, or of any legal obligation or duty owed by the Company to Releasor and that this Agreement is made voluntarily to provide an amicable conclusion of Releasor’s employment relationship with the Company.
5.Releasor hereby agrees and acknowledges that Releasor’s employment relationship with the Company is being permanently and irrevocably severed and that the Company does not have any obligation, contractual or otherwise, to hire, rehire or re-employ Releasor in the future.
6.Releasor will cooperate in any reasonable manner even after leaving employment and will provide assistance to the Company in concluding any matters which may arise in the future which may relate to Releasor’s employment with the Company, provided that such cooperation and assistance shall not unreasonably interfere with any subsequent employment obtained by Releasor.
7.The terms of the Confidentiality, Invention Disclosure and Non-Compete Agreement signed by Releasor on ________________, are incorporated herein by reference.
8.Releasor hereby certifies that Releasor has read the terms of the Agreement, that the Company hereby advises Releasor to consult with an attorney of Releasor’s own choice prior to executing this Agreement, that Releasor has had an opportunity to do so and that Releasor understands this Agreement’s terms and effects. Releasor acknowledges, further, that Releasor is executing this Agreement of Releasor’s own volition, with full understanding of its terms and effects and with the intention of releasing all employment claims recited herein in exchange for the consideration described herein, which Releasor acknowledges is adequate and satisfactory. Releasor certifies that neither the Company nor any of its agents, representatives, or attorneys has made any representations to Releasor concerning the terms or effects of this Agreement other than those contained herein.

9.Releasor acknowledges that Releasor has been informed that Releasor has the right to consider this Agreement for a period of at least twenty-one (21) days prior to entering into the Agreement. Releasor also understands that Releasor has the right to revoke this Agreement for a period of seven (7) days following Releasor’s execution of the Agreement by giving written notice to the Company, within said seven (7) day period, in care of the Corporate Vice President and Chief Human Resources Officer, or his or her successor in that capacity, at the following address: Integra LifeSciences Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536. This Agreement shall be effective upon expiration of said seven (7) day period. If Releasor exercises Releasor’s right to revoke this agreement, this Agreement shall be null and void.
10.Releasor further agrees, covenants and promises that Releasor will not communicate or disclose the terms of this Agreement, as described herein, to any persons with the exception of members of Releasor’s immediate family, Releasor’s attorney, and Releasor’s accountant, all of whom shall be advised of the confidentiality requirements of this Agreement and who must agree to be bound by this provision as a condition of such disclosure.
11.Releasor shall not engage in any communications that disparage the Company and/or its directors, officers, or employees or interfere with its existing or prospective business relationships.
12.Releasor represents that Releasor has returned all material and property in Releasor’s possession that belongs to the Company including, but not limited to keys and any other material or equipment belonging to the Company.
13.This Agreement, together with the Confidentiality, Invention Disclosure and Non-Compete Agreement signed on ____________, represents the entire agreement between the parties and may not be waived, modified or amended except by a writing executed by both parties.
(Remainder of Page Left Intentionally Blank)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed the foregoing Agreement.

INTEGRA LIFESCIENCES CORPORATION
By:

DATE:

RELEASOR
Name:

DATE:

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